Exhibit 10.3

FINAL

TERM SHEET FOR EMPLOYMENT AGREEMENT WITH EXECUTIVE

This confidential term sheet (“Term Sheet”), dated as of January 17, 2017, sets forth the key terms of the proposed employment of Joel Waller (the “Executive”), by Christopher & Banks Corporation, a Delaware corporation (the “Company”), expected to commence on January 17, 2017 (the “Start Date”).

Titles

Interim Chief Executive Officer and President (“Interim CEO”); effective as of the Start Date, Executive will be elected by the Board of Directors to serve as a director and, assuming he is Interim CEO at the time, will be nominated for election as a director at the 2017 annual meeting of the Company’s stockholders; provided, that, Executive shall agree to resign from all officer and director positions he holds with the Company and any subsidiary, effective as of the date that he is no longer serving as Interim CEO.

Term	Earlier of the (i) one-year anniversary of the Start Date and (ii) date on which the Company has hired a permanent Chief Executive Officer.

Annual Base Salary	$600,000

Stock Option Grant

Options to acquire 375,000 shares of Company Common Stock, to be priced at the closing price of one share of Company Common Stock on the NYSE (the “Closing Price”) on the Start Date. Options will have a five-year term, will vest upon the earlier of the (i) one-year anniversary of the Start Date, (ii) date on which the Company has hired a permanent Chief Executive Officer, and (iii) termination of Executive’s employment without cause due to a change in control of the Company. The Stock Options will be exercisable following Executive’s employment termination (assuming such termination is not for cause, death or disability) for the lesser of (i) three years following Executive’s employment termination date and (ii) the remaining term of the options. Options will be granted pursuant to the Company’s standard form of option agreement.

Restricted Stock Grant

A total of 200,000 shares of the Company’s Common Stock will be issued on the Start Date, in the following amounts and subject to the following vesting and forfeiture terms: (i) 100,000 shares will vest if the Closing Price on any day prior to the “Vesting Date” (as defined below) is equal to or greater than $3.00; if the Closing Price does not reach $3.00 prior to the Vesting Date, then this tranche of shares will be forfeited; and (ii) 100,000 shares will vest if the Closing Price on any day prior to the Vesting Date is equal to or greater than $4.00; if the Closing Price does not reach $4.00 prior to the Vesting Date, then this tranche of shares will be forfeited. As used herein, “Vesting Date” means the twelve-month anniversary of Executive’s last date of service as Interim CEO. All shares of restricted stock will be granted pursuant to the Company’s standard form of restricted stock agreement.

Inducement Grants	Stock options and restricted stock grants noted above will be issued pursuant to the NYSE’s employment inducement grant exemption, and will not be issued under the terms of the Company’s stock incentive plan.

Other Benefits

Subject to eligibility under the terms thereof, Executive will be entitled to vacation, health and welfare, retirement and other benefits generally available to other senior executives of the Company from time to time, other than any annual (or other short-term) incentive plan of the Company.

Legal Fees Reimbursement

Upon submission by Executive of customary documentation, in form reasonably satisfactory to the Company, the Company shall reimburse Executive for fees and expenses of Executive’s legal counsel in connection with the negotiation and execution of this term sheet and related documentation, up to an aggregate amount not to exceed $5,000.

Employment at will

The Company may terminate Executive’s employment at any time upon prior written notice; provided that, if Executive’s employment is terminated by the Company prior to January 17, 2018 (unless Executive is terminated for cause), he shall be entitled to receive the unpaid balance of his annual base salary as severance.

Restrictive Covenants	Executive shall be subject to the Company’s customary non-competition, employee, customer and vendor non-solicitation, non-disparagement, and confidentiality covenants for senior executives.

Governing Law; Dispute Resolution

This Term Sheet will be governed by the internal laws of the state of Delaware without regard to conflicts of law principles.

Disputes under this Term Sheet will be resolved exclusively by confidential arbitration administered by the American Arbitration Association (“AAA”) in Minneapolis, in accordance with the AAA’s rules for complex commercial disputes.  Any such arbitration shall be conducted by a single arbitrator selected by AAA. Executive waives any rights to a jury trial in connection with any disputes under this Term Sheet.

Indemnification	Executive will be entitled to enter into the Company’s customary indemnification agreement for directors and executive officers.

Binding Nature

This Term Sheet shall constitute a binding commitment on the part of the Company and Executive. In the event that the parties are not able to complete more detailed agreements memorializing these terms prior to the Start Date, the Company and Executive shall cooperate in good faith to do so as soon as practicable after the Start Date; provided, that, unless and until any such more detailed agreements are executed by the parties, the terms of this Term Sheet shall be binding with respect to the matters agreed herein. Notwithstanding anything in this Term Sheet to the contrary, this Term Sheet shall terminate automatically and shall have no further force or effect if Executive is not elected to the Interim CEO position.

IN WITNESS WHEREOF, the undersigned, each intending to be legally bound hereby, have executed this Term Sheet as of the date first above written.

CHRISTOPHER &BANKS CORPORATION

By:	/s/Kent Kleebergeer
	Name:	Kent Kleeberger
	Title:	Chair of the Board of Directors

/s/ Joel Waller
Joel Waller